Exhibit 10.1
Execution Version
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
- between -
Scott Bender
- and -
Cactus Wellhead, LLC
Re: Terms and Conditions of Employment of Scott Bender

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (this “Agreement”) is made effective as of April 25, 2021 (the “Commencement Date”) by Cactus Wellhead, LLC (the “Employer”), and Scott Bender, an individual resident in Houston, Texas (the “Executive”).
RECITALS
(A)The Employer and the Executive entered into that certain Employment Agreement dated August 31, 2011 (the “Original Employment Agreement”).
(B)The Employer and the Executive entered into that certain Amended and Restated Employment Agreement dated February 12, 2018 which was subsequently amended on February 21, 2019 (the “Amended and Restated Employment Agreement” and together with the Original Employment Agreement, the “Employment Agreement”).
(C)    The Employer and the Executive desire to amend and restate the Employment Agreement, and each Party agrees that unless otherwise noted herein, any prior agreements with respect to the employment of the Executive with and by the Employer, including the Original Employment Agreement and the Amended and Restated Employment Agreement, shall be terminated and replaced in their entirety by this Agreement as of the Commencement Date.
(D)    The Employer wishes to continue employing the Executive and the Executive wishes to continue to be employed upon the terms and conditions set forth in this Agreement.
(E)    In this Agreement, the Employer and the Executive will be known as “Party” or “Parties” as the context requires.
(F)    In consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
AGREEMENT
1.FORM, CONTENT AND GOVERNING LAW
1.1This Agreement comprises 7 Clauses and 2 Schedules and the contents of the Schedules are incorporated herein by reference as if fully set forth herein and are made a part of this Agreement for all purposes.
1.2Capitalized terms used in this Agreement shall have the meanings set forth in Schedule 1 or as otherwise set forth herein.
1.3This Agreement will govern the Executive’s employment with the Employer during the Employment Period.

1.4This Agreement will be governed by the internal laws of the State of Texas without regard to conflict of laws principles.
2.EMPLOYMENT, TERM AND DUTIES
2.1The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Employer, upon the terms and conditions set forth in this Agreement.
2.2Subject to the provisions of Clause 5, the initial term of the Executive’s employment under this Agreement will be 3 years, commencing on the Commencement Date. After the end of the initial 3 year term, the Executive’s employment under this Agreement will continue automatically until terminated by either Party giving to the other Party between 90 and 120 days’ written notice of termination prior to the next anniversary of this Agreement that such Party does not wish to extend Executive’s employment.
2.3The Executive will serve as President and Chief Executive Officer of the Employer. The Executive will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board in the advancement of the best interests of the Employer.
2.4The Executive will perform his duties hereunder based at Houston, Texas, subject to reasonable travel.
2.5The Executive will be entitled to indemnification from the Employer to the maximum extent provided in the limited liability company agreement of Employer, as in effect on the Commencement Date, for acting as an officer or director or other representative of the Employer or its Affiliates when acting on behalf of the Employer or its Affiliates, as set forth therein. Executive will be provided with directors and officers liability insurance to the same extent as that provided to other officers and directors of the Employer and its Affiliates.
3.COMPENSATION AND BENEFITS
3.1Salary. The Executive will be paid a salary of Three Hundred Thousand and 00/100 US DOLLARS (US $300,000.00) per annum, subject to increase but not decrease by the Board (the “Salary”), which will be payable in equal installments but no less frequently than monthly, and otherwise according to the Employer’s customary payroll practices. The Salary will be reviewed in accordance with procedures established by the Board not less frequently than annually. In addition to Salary, the Executive will be eligible for an annual target bonus opportunity of not less than 100% of Salary in the good faith discretion of the Board and as determined based on meeting annually set and agreed on budgetary and performance goals (the “Base Bonus”). In addition, the Executive shall be eligible to receive an additional bonus of up to 40% of the Base Bonus in the good faith discretion of the Board and as determined based on meeting more stringent budgetary and performance goals that are annually set by the Board (the “Stretch Bonus”). Both the Base Bonus and the Stretch Bonus remain subject to the good faith discretion of the

Board and the terms of the governing bonus program established by the Board. No payments will be made in respect of the Base Bonus or Stretch Bonus until the Company’s audited financial statements for the applicable year have been completed, but any such payments will in all events be made in the calendar year in respect of which the Base Bonus or Stretch Bonus is earned.
3.2Benefits. The Executive will, during the Employment Period, be permitted to participate in such car schemes, expense reimbursement schemes, qualified pension, qualified profit sharing, bonus plans, life insurance, hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”). The initial contribution level in the car scheme will be at $1200 per month.
3.3Expense Reimbursements. The Employer will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s policies in effect from time to time.
3.4Vacation. The Executive will be entitled to six weeks paid time off (“PTO”) each year, such PTO to be governed by the terms of the Employer’s then-current policy regarding PTO.
3.5Tax Liabilities. The Company shall deduct or cause to be deducted from the Salary, bonuses and other compensation payable to the Executive all taxes and amounts required by law to be withheld.
4.NON-COMPETITION AND NON-SOLICITATION; CONFIDENTIALITY
The Employer and Executive reaffirm and ratify the terms, conditions and obligations set forth in the Amended and Restated Noncompetition Agreement executed by the Parties with an effective date of February 12, 2018 (the “Noncompetition Agreement”). The terms of the Noncompetition Agreement remain in full force and affect and are not altered by the fact that the Parties are entering into this Agreement.
5.TERMINATION
5.1The Employment Period, Salary, Benefits and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate upon the first of the following to occur:
(a)the end of the term pursuant to Clause 2.2;
(b)the death of the Executive;
(c)the Disability of the Executive, effective immediately upon notice from either Party to the other;

(d)termination by the Employer for Cause, effective immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify; or
(e)termination by the Employer without Cause, effective upon not less than ninety (90) days prior notice from the Employer to the Executive.
5.2Notwithstanding the provisions of Clauses 2.2 and 5.1, the Executive will be entitled to terminate his employment under this Agreement with or without Good Reason, upon not less than ninety (90) days prior notice from the Executive to the Employer.
6.PAY ON TERMINATION
6.1If the Employer terminates this Agreement without Cause or if the Executive terminates his employment for Good Reason, then, as severance payments, the Employer will provide the Executive with a payment equal to the amount of the Executive’s then current Salary for (a) the remaining term of this Agreement (determined without regard to any extensions to the original 3 year term), if greater than one (1) year, or (b) one (1) year from the date of termination otherwise; and, in either such case, the Employer shall continue to provide Executive with all Benefits (other than car and expense reimbursement schemes) for that same period of time to which the Salary relates, subject to compliance by Executive with the Amended and Restated Noncompetition Agreement and the Executive’s execution and nonrevocation of the Release Agreement set forth in Exhibit A which may be updated by the Employer from time to time to reflect changes in the law. Applicable Salary payments will be made in a single lump sum cash payment to Executive (less all required withholding) within the sixty (60) day period immediately following the date of Executive’s separation from service.
6.2If the Employer terminates this Agreement for Cause, then the Executive will be entitled to receive his Salary and Benefits until the date on which the termination is effective.
6.3If this Agreement is terminated by either Party as a result of the Executive’s Disability, the Employer will pay the Executive’s Salary and Benefits through the remainder of the calendar month during which such termination is effective and for the lesser of (a) six (6) consecutive months thereafter, or (b) the period until disability insurance benefits commence under any disability insurance coverage which may be provided by the Employer to the Executive. Applicable Salary payments will be made in a single lump sum cash payment to Executive (less all required withholding) within the thirty (30) day period immediately following the date of Executive’s Disability.
6.4If this Agreement terminates as a result of the death of the Executive, the Executive (or his estate) will be entitled to receive his Salary and accrued Benefits through to the end of the calendar month in which his death occurs. Applicable Salary payments will be made in a single lump sum cash payment to Executive (less all required withholding) within the thirty (30) day period immediately following the date of Executive’s death.

6.5Except as otherwise specifically provided in Clauses 6.1 through 6.4 hereof and as required by law (including without limitation the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)), the Executive’s entitlement to receipt of the Benefits will cease on the effective date of termination of this Agreement and the Executive will be entitled to accrue such Benefits only as provided in the plan providing for the relevant Benefit. Notwithstanding the foregoing provision, if the Executive is entitled to severance payments under Sections 6.1, 6.3 or 6.4 of this Agreement, during such severance period, provided that the Executive elects continuation coverage of health insurance in accordance with COBRA, the Employer shall be required to pay the Executive’s portion of COBRA payments during the applicable severance period. In the event that COBRA becomes unavailable to the Executive during any part of the severance period, the Employer at its sole cost shall obtain separate and materially similar health insurance coverage for the Executive during the applicable period of severance. Notwithstanding anything to the contrary in this paragraph, the Employer’s obligation to provide the Benefits, COBRA payments or similar healthcare benefits provided by Section 6 will cease upon the date that the Executive becomes eligible to be covered under another group health insurance plan (other than Medicare), and provided further, if the Employer’s provision of benefits pursuant to this Section 6 would violate the nondiscrimination rules or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Employer shall reform this Section 6 in a manner as is necessary to comply with the ACA.
7.MISCELLANEOUS
General provisions pertaining to this Agreement are contained in Schedule 1 attached hereto. Additionally, Schedule 2 of this Agreement contains grievance procedures and dispute resolution procedures.
- Remainder of Page Intentionally Left Blank -

IN WITNESS WHEREOF the Parties have executed and delivered this Agreement to be effective as of the Commencement Date.

CACTUS WELLHEAD, LLC

By:	/s/ Scott Bender
Name:	Scott Bender
Title:	President

SIGNATURE PAGE TO SCOTT BENDER AMENDED AND RESTATED EMPLOYMENT AGREEMENT

EXECUTIVE

/s/ Scott Bender
Scott Bender
SIGNATURE PAGE TO SCOTT BENDER AMENDED AND RESTATED EMPLOYMENT AGREEMENT

SCHEDULE 1: DEFINITIONS AND GENERAL PROVISIONS
This is Schedule 1 to the Second Amended and Restated Employment Agreement between Cactus Wellhead, LLC and Scott Bender dated effective April 25, 2021.
DEFINITIONS AND GENERAL PROVISIONS
1.Definitions. In this Agreement and the Schedules, the following words and expressions will have the following meanings unless the context otherwise requires:-
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” means, with respect to any Entity, the power to direct or cause the direction of the management and policies of such Entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Board” means the governing body of the Employer, which shall be the Board of Managers.
“Cause” means the Executive:
(a)is convicted of, or enters a nolo contendre or guilty plea with respect to a crime involving fraud, theft, embezzlement or other act of material dishonesty on behalf of the Executive, the Board’s loss of confidence in Executive because Executive is convicted of or enters a nolo contendre or guilty plea with respect to any felony or crime involving moral turpitude;
(b)commits any other material breach of any of the provisions of this Agreement other than a breach which (being capable of being remedied) is remedied by him within fourteen (14) days of being called upon to do so in writing by the Employer; or
(c)fails to perform his duties and responsibilities (other than a failure from Disability) for a period of thirty (30) consecutive days; provided, however, that the parties hereto agree that this is not a performance standard and relates solely to the Executive failing to perform his duties and responsibilities in any manner.
A termination for Cause shall only be made by action of the Board in a special meeting called for the purpose of considering the termination so long as Scott Bender or other Bender Managers (as defined in the limited liability company agreement of the Employer) do not intentionally fail to attend such meeting(s) to prevent the establishment of a quorum for conducting business.
“Disability” will be determined in accordance with section 2 below.
“Employment Period” means the term of the Executive’s employment under this Agreement as set out in Clause 2.2.
“Good Reason” means any of the following, without the Executive’s prior written consent: (a) the Employer commits any material breach of any of the provisions of this
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Agreement; (b) the Employer assigns the Executive to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties as of the Commencement Date; (c) the requirement by the Employer that the Executive be based anywhere other than Houston, Texas, provided that such a change in geographic location be deemed material; or (d) any decrease of more than ten percent (10%) in Executive’s Salary as it exists on the effective date of this Agreement. Notwithstanding the foregoing, prior to the Executive being eligible to terminate for Good Reason, the Executive must provide written notice of termination for Good Reason pursuant to this Agreement within the ninety (90) day period immediately following the initial existence of the condition at issue, and the Employer shall have the opportunity to cure such circumstances within the thirty (30) day period of receipt of such notice. If the Employer cures the applicable condition, Good Reason shall not be deemed to exist.
2.Disability. For the purposes of Clause 5.1(c), the Executive will be deemed to have a “Disability” if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive’s duties under this Agreement for 3-consecutive months, or 3-months during any twelve-month period. The Disability of the Executive will be determined by the examination of the Executive by a medical doctor selected by written agreement of the Parties upon the request of either Party by notice to the other Party. If the Parties are unable to agree on the selection of a medical doctor, each of the Parties will select a medical doctor and the two medical doctors will select a third medical doctor who will conduct the examination to determine whether the Executive has a Disability. The determination of the examining medical doctor will be final and binding on the Parties. The Executive must submit to a reasonable number of examinations by the examining medical doctor and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent then the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead for the purposes of submitting the Executive to the examination, and providing the authorization of disclosure required. If requested by Employer, Executive will execute such further documents as are necessary to permit such disclosure in a timely manner.
3.Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by certified mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may designate by notice to the other party):

Executive:

Employer:

Cactus Wellhead, LLC
2

920 Memorial City Way
Suite 300
Houston, Texas 77024
Attention: General Counsel

4.Further Assurances. The Parties agree (a) to furnish upon request in a timely manner to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.
5.Waiver.
5.1    The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.
5.2    To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement may be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the both Parties; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
6.Internal Revenue Code Section 409A. The Parties intend that this Agreement will be administered in accordance with Section 409A of the Code and all regulations promulgated thereunder (“Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder are either exempt or comply with Section 409A. The Parties agree that this Agreement may be amended, as reasonably requested by either Party, as may be necessary to be exempt from or fully comply with Section 409A in order to preserve the payments and benefits provided hereunder without additional cost to either Party. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Employer or any subsidiary or Affiliate thereof for purposes of this Agreement unless Executive would be considered to have incurred a “separation from service” within the meaning of Section 409A from the Employer or any of its subsidiaries or Affiliates. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in this Agreement that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing
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and notwithstanding anything contained herein to the contrary, if Executive is deemed by the Employer at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid the imposition of additional taxes and interest on Executive under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (a) the expiration of the six-(6) month period measured from the date of Executive’s separation from service or (b) the date of Executive’s death.
7.Assignments, Successors, And No Third-Party Rights. This Agreement will inure to the benefit of, and will be binding upon, the Parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or be converted into or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.
8.Prior Agreements. The Parties agree that any prior agreements with respect to the employment of the Executive with and by the Employer, including the Original Employment Agreement, shall be terminated and replaced in their entirety by this Agreement as of the Commencement Date. The Executive acknowledges and agrees that he has received all payments, benefits and other compensation to which he was entitled or could ever be entitled under the Original Employment Agreement and that he has no further rights, claims or entitlements under the Original Employment Agreement or any other prior agreements relating to his employment by the Employer prior to the Commencement Date, except for the payment of any base salary for the final pay period under the Original Employment Agreement through the Commencement Date to the extent not already paid.
9.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable and the invalid or unenforceable provision(s) shall be deemed replaced by valid and enforceable provisions that are consistent with the expressed intent of the Parties to the maximum extent permitted by applicable law.
10.Time Of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
11.Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
12.Amendment. Any amendment to or modification of this Agreement shall be in writing and signed by both Parties.
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SCHEDULE 2: GRIEVANCE PROCEDURES AND DISPUTE RESOLUTION
This is Schedule 2 to the Second Amended and Restated Employment Agreement between Cactus Wellhead, LLC and Scott Bender dated effective April 25, 2021.
GRIEVANCE PROCEDURES AND DISPUTE RESOLUTION
1.If the Executive wishes to obtain redress of any grievance relating to his employment or is dissatisfied with any reprimand, suspension or other disciplinary step taken by the Employer, he will apply in writing, setting out the nature and details of any such grievance or dissatisfaction, to the Board of Managers.
2.In the event that there is a dispute arising out of or in any way relating to this Agreement, the Parties covenant and agree as follows:
2.1The Parties will first use their reasonable best efforts to resolve such dispute among themselves, with or without mediation.
2.2If the Parties are unable to resolve such dispute among themselves, they will use their reasonable best efforts to agree upon an individual arbitrator to settle the dispute. Any award as a result of such arbitration will be final and binding upon the Parties and the Parties agree to abide by and perform any award rendered by the arbitrator. Such a ruling will be non-appealable.
2.3If the Parties are unable to agree on a single arbitrator such dispute will be submitted to binding arbitration in Houston, Texas, pursuant to the Federal Arbitration Act, under the auspices of, and pursuant to the rules, of the American Arbitration Association’s Commercial Arbitration Rules as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three (3) arbitrators, one of which will be selected by the Executive, one of which will be selected by the Employer, and the third of which will be selected by the two arbitrators so selected. Any award issued as a result of such arbitration will be final and binding upon the Parties as to all demands, complaints, claims, liens, obligations, liabilities or causes of action, including, but not limited to, all claims of unlawful employment discrimination, harassment or retaliation under state, local or federal law (including, but not limited to, the Texas Code, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Family Medical Leave Act, the National Labor Relations Act, the Labor Management Relations Act, and the Employee Retirement Income Security Act of 1974, as amended), and will be enforceable by any court having jurisdiction over the Party against whom enforcement is sought. A ruling by the arbitrators will be non-appealable except as provided by the Federal Arbitration Act. The Parties agree to abide by and perform any award rendered by the arbitrators except as provided by the Federal Arbitration Act.
2.4If either the Employer or the Executive materially breaches this Agreement or fails to comply with any final and non-appealable award and the other party thereafter seeks enforcement of any award rendered by the arbitrators, then the prevailing Party (designated by
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the arbitrators) to such proceeding(s) will be entitled to recover all of its costs and expenses from the non-prevailing Party, in addition to any other relief to which it may be entitled.
2.5If a dispute arises and one Party fails or refuses to designate an arbitrator within thirty (30) days after receipt of a written notice that an arbitration proceeding is to be held, then the rules of the Federal Arbitration Act shall apply to designate the arbitrator not so designated by a Party.
2.6Either the Employer or the Executive may cause an arbitration proceeding to commence by giving the other Party notice in writing of such arbitration. The Employer and the Executive covenant and agree to act as expeditiously as practicable to resolve all disputes by arbitration.
2.7The arbitration proceeding will be held in English.
2.8Notwithstanding anything contained in this Agreement to the contrary, neither the Employer nor the Executive will be precluded from seeking interim court action at any time after commencing arbitration and before the arbitrators are selected in the event the relief sought is equitable relief to preserve the status quo. All such interim remedies shall not bind the arbitrators in connection with any subsequent rulings. Legal process in any such action or proceeding may be served on any party anywhere in the world.
2.9Except as expressly provided herein and except for an action seeking injunctive or other equitable relief to enforce the provisions of this Agreement, no action may be brought in any court of law and EACH OF THE PARTIES WAIVES ANY RIGHTS THAT IT MAY HAVE TO BRING A CAUSE OF ACTION IN ANY COURT OR IN ANY PROCEEDING INVOLVING A JURY TO THE MAXIMUM EXTENT PERMITTED BY LAW.

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EXHIBIT A: RELEASE

RELEASE AGREEMENT

This Waiver and Release (this “Release”) is by and between Cactus Wellhead, LLC (the “Company”) and Scott Bender (“Employee”), and is effective as of the date this Release is signed by Employee. The Company and Employee are referred to as the “Parties.”

WHEREAS, this Release is entered into by and between Employee and the Company pursuant to Section 6.1 of the Second Amended and Restated Employment Agreement, dated as of May ___, 2021 (as amended and in effect from time to time, the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company and all other positions, if any, held by Employee in the Company or any of its subsidiaries or affiliates, terminated effective as of ___________________ (the “Separation Date”); and

WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement, Employee’s job performance and activities while employed by the Company and Employee’s hiring, employment and separation from the Company, and all disputes over benefits and compensation connected with such employment.
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.Consideration for this Release. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Release and the Employment Agreement, and provided that Employee does not revoke this Release, the Company shall provide Employee the benefits described in the Section 6.1 of the Employment Agreement.
2.General Release and Waiver. In consideration of the payments and other consideration provided for in this Release, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges the Company, each of its subsidiaries, affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with the Company or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all Claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all Claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Worker Adjustment and Retraining Notification Act, the Genetic Information Nondiscrimination Act, the Families First Coronavirus Response Act, the Texas Labor Code, or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability Claims under any such laws, Claims for wrongful discharge, Claims arising under state law, contract Claims including breach of express or implied contract, alleged tortious conduct, Claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other Claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees.
Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such Claim. Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with Employee’s right to file a complaint or charge with the Equal Employment Opportunity Commission (the “EEOC”), or other governmental agency, in connection with any Claims Employee believes Employee may have against the Released Parties. However, by executing this Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any other governmental agency or in any proceeding brought by the EEOC or other governmental agency on Employee’s behalf. This Release shall not apply to: (a) any of the Company’s obligations under this Release, (b) the right to receive benefits under the Company’s employee benefits plans, which shall be due and payable in accordance with the terms and conditions of such plans, (c) claims for unemployment benefits or workers’ compensation benefits, or (d) rights of indemnification or defense under any directors and officers’ liability insurance or similar insurance, or the Company’s bylaws or organizing documents. Employee acknowledges that certain of the payments and benefits provided for in Section 1 of this Release constitute good and valuable consideration for the release contained in this Section 2.

3.Return of Company Property. As soon as possible, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to the Company or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of the Company’s confidential information in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain confidential information. By signing this Release, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify the Company and return/deliver such items to the Company.
4.Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning the Company, its officers, or its directors, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Release.

5.Protected Rights. Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Release does not limit Employee’s right to receive an award for information provided to any Government Agencies.
6.Not An Admission of Wrongdoing. This Release shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
7.Voluntary Execution of the Release. Employee and the Company represent and agree that they have had an opportunity to review all aspects of this Release, and that they fully understand all the provisions of this Release and are voluntarily entering into this Release. Employee further represents that Employee has not transferred or assigned to any person or entity any Claim involving the Company or any portion thereof or interest therein.
8.Binding Effect. This Release shall be binding upon the Company and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and the Company’s representatives, successors and assigns. In the event of Employee’s death, this Release shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.
9.Severability. Should any provision of this Release be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Release shall not be affected, and such provisions shall remain in full force and effect.
10.Entire Agreement. This Release sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining the subject matter of this Release. Employee represents and acknowledges that in executing this Release, Employee does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Release or the Severance Plan. Employee and the Company agree that they have each used their own judgment in entering into this Release.
11.Consideration Period. Employee, by Employee’s free and voluntary act of signing below, (a) acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that Employee has been advised to consult with an attorney prior to executing this Release, (c) acknowledges that Employee understands that this Release specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Release, and (d) agrees to all of the terms of this Release and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Release and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Release. Rather, the terms of this Release shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Release.
12.Revocation Period and Effective Date. This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective

Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to the Company of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, to any payment hereunder until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse the Company for the amounts of such payments and benefits to which Employee is not entitled.
13.Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth at the foot of this Release. Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.
14.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to its conflict of laws rules, and applicable federal law.
15.Counterparts. This Release may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.
16.No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving the Company, or any portion thereof or interest therein.
17.No Waiver. This Release may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Release shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
[Signature Page Follows]

I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING RELEASE, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

IN WITNESS WHEREOF, the parties have executed this Release as of the date and year first written below.

Scott Bender

Address:

Date:

Cactus Wellhead, LLC

By:
Name:
Its:

Address: 920 Memorial City Way, Suite 300
Houston, TX 77024

Date: